Exhibit 99.1

[LOGO]TAITRON                                        28040 West Harrison Parkway
components incorporated                              Valencia, CA  91355-4162
                                                     Tel  (661) 257 6060
                                                     Fax (661) 257 6415

FOR IMMEDIATE RELEASE

                 TAITRON ANNOUNCES DELCARATION OF CASH DIVIDEND

LOS ANGELES, California - March 28, 2008 - Taitron Components Incorporated, (NASDAQ: TAIT) announced today that its Board of Directors declared an annual cash dividend of $0.05 per share of Class A Common Stock and Class B Common Stock, payable on April 22, 2008, to shareholders of record at the close of business on April 15, 2008.

The annual dividend was declared in connection with the Board of Directors' decision in 2007 to establish an annual cash dividend of up to $0.10 per share on its Class A and Class B Common Stock for a period of five years. The dividend amount for 2008 was reduced from $0.10 to $0.05 per share due to $786,000 of net cash used in investing activities and $278,000 of net cash used in operating activities during 2007.

The payment of future cash dividends under the policy is subject to the continuing determination that the policy remains in the best interest of Taitron's shareholders and complies with law and any agreements Taitron may enter into applicable to the declaration and payment of cash dividends. Further, maintenance of the dividend policy will depend on factors Taitron's Board and Mr. Stewart Wang deem relevant, including Taitron's cash earnings, financial condition and cash requirements in any given year. Taitron's ability to declare dividends could be affected by a variety of factors affecting cash flow, including required capital expenditures, increased or unanticipated expenses, additional borrowings and future issuances of securities.

Taitron, based in Valencia, California, is the "Discrete Components Superstore." The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products. In addition, since 2003, Taitron has been developing a market for value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing (ODM) services for their multi-year turn-key projects.


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Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company's reports filed or to be filed with the U.S. Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACTS:
Taitron Components Incorporated

Stewart Wang
661-257-6060